News Release

For Immediate Release:	For More Information,
January 29, 2018	Contact: Elaine Pozarycki
919-834-3090

First Bancorp Reports Fourth Quarter and Annual Results

SOUTHERN PINES, N.C. – First Bancorp (NASDAQ – FBNC), the parent company of First Bank, announced today net income available to common shareholders of $14.2 million, or $0.48 per diluted common share, for the three months ended December 31, 2017, an increase of 20.0% in earnings per share from the $8.4 million, or $0.40 per diluted common share, recorded in the fourth quarter of 2016. For the year ended December 31, 2017, the Company recorded net income available to common shareholders of $46.0 million, or $1.82 per diluted common share, an increase of 36.8% in earnings per share from the $27.3 million, or $1.33 per diluted common share, in 2016.

On October 1, 2017, the Company acquired ASB Bancorp, Inc., the parent company of Asheville Savings Bank, SSB, headquartered in Asheville, North Carolina, which operated through 13 branches in the Asheville area. As of the acquisition date, Asheville Savings Bank reported total assets of approximately $798 million, including $606 million in loans and $679 million in deposits.

Also affecting comparability with periods in 2016 was the Company’s March 3, 2017 acquisition of Carolina Bank Holdings, Inc., the parent company of Carolina Bank, which operated eight branches and three mortgage loan offices, primarily in the Triad region of North Carolina. As of the acquisition date, Carolina Bank had total assets of $682 million, including $497 million in loans and $585 million in deposits.

Net Interest Income and Net Interest Margin

Net interest income for the fourth quarter of 2017 was $48.9 million, a 56.1% increase from the $31.3 million recorded in the fourth quarter of 2016. Net interest income for the year ended December 31, 2017 amounted to $164.7 million, a 33.5% increase from the $123.4 million recorded in 2016. The increase in net interest income was primarily due to the acquisitions of Carolina Bank and Asheville Savings Bank, as well as higher amounts of loans outstanding as a result of organic growth.

Also contributing to the increase in net interest income was a higher net interest margin. The Company’s net interest margin (tax-equivalent net interest income divided by average earning assets) amounted to 4.01% for the fourth quarter of 2017 compared to 3.94% for the fourth quarter of 2016. For the year ended December 31, 2017, the Company’s net interest margin was 4.08% compared to 4.03% for 2016. Asset yields have increased primarily as a result of three Federal Reserve interest rate increases during the past year. Funding costs have also increased, but to a lesser degree. On a linked quarter basis, the Company’s net interest margin of 4.01% was a decline from the third quarter margin of 4.16%, which was caused by lower discount accretion associated with the Company’s legacy acquisitions as well as higher levels of low yielding interest-bearing cash during the period, resulting from the Company’s decision to restructure the Asheville Savings Bank securities portfolio.

The net interest margins for both periods were impacted by loan discount accretion associated with acquired loan portfolios. The Company recorded loan discount accretion amounting to $2.0 million in the fourth quarter of 2017, compared to $0.9 million in the fourth quarter of 2016. For the full year of 2017 and 2016, loan discount accretion amounted to $7.1 million and $4.5 million, respectively. The increase in loan discount accretion from 2016 is primarily due to the loan discounts recorded in the acquisitions of Carolina Bank and Asheville Savings Bank. See the Financial Summary for a table that presents the impact of loan discount accretion on net interest income.

Excluding the effects of loan discount accretion, the Company’s net interest margin was 3.84% for the fourth quarter of 2017, compared to 3.83% for the fourth quarter of 2016. On a linked quarter basis, the 3.84% margin was a decline from the 3.99% margin realized for the third quarter of 2017. The decline was caused by higher levels of low yielding interest-bearing cash as well as a lower weighted average note rate associated with the loans acquired from Asheville Savings Bank. See the Financial Summary for a reconciliation of the Company’s net interest margin to the net interest margin excluding loan discount accretion, and other information regarding this ratio.

Provision for Loan Losses and Asset Quality

The Company recorded no provisions for loan losses in the fourth quarters of 2017 or 2016. For the year ended December 31, 2017, the Company recorded a provision for loan losses of $0.7 million compared to a negative provision for loan losses of $23,000 in 2016.

The low level of provision for loan losses in both years was primarily due to stable and improving loan quality. The Company’s nonperforming assets to total assets ratio was 0.96% at December 31, 2017 compared to 1.64% at December 31, 2016. The Company experienced net loan charge-offs of $1.2 million in 2017, compared to $3.7 million in 2016. The ratio of annualized net charge-offs to average loans for the year ended December 31, 2017 was 0.04%, compared to 0.14% for 2016.

Noninterest Income

Total noninterest income was $14.9 million and $9.5 million for the three months ended December 31, 2017 and December 31, 2016, respectively. For the year ended December 31, 2017, noninterest income amounted to $48.9 million compared to $25.6 million for 2016.

Core noninterest income for the fourth quarter of 2017 was $15.1 million, an increase of 55.2% from the $9.7 million reported for the fourth quarter of 2016. For 2017, core noninterest income amounted to $49.3 million, a 40.9% increase from the $35.0 million recorded in 2016. Core noninterest income includes i) service charges on deposit accounts, ii) other service charges, commissions, and fees, iii) fees from presold mortgage loans, iv) commissions from sales of insurance and financial products, v) SBA consulting fees, vi) SBA loan sale gains, and vii) bank-owned life insurance income.

The primary reason for the increase in core noninterest income in 2017 was the acquisition of Carolina Bank and Asheville Savings Bank, as well as income derived from the Company’s SBA consulting fees and SBA loan sale gains, which began during the middle of 2016.

Fees from presold mortgage loans increased to $1.6 million for the fourth quarter of 2017 from $0.5 million in the fourth quarter of 2016. For the year ended December 31, 2017, fees from presold mortgage loans increased to $5.7 million from the $2.0 million recorded in 2016. The increases were primarily due to the acquisition of Carolina Bank in March 2017, which had a significant mortgage loan operation.

Commissions from sales of insurance and financial products amounted to $2.0 million in the fourth quarter of 2017, compared to $1.0 million in the fourth quarter of 2016. For the years ended December 31, 2017 and 2016, commissions from sales of insurance and financial products amounted to $5.3 million and $3.8 million, respectively. The increase was primarily due to the acquisition of an insurance agency during the third quarter of 2017.

The financial results for the year ended December 31, 2016 reflect indemnification asset expense of $10.3 million, whereas none was recorded in 2017. The FDIC loss-share agreements associated with this item of expense were terminated in September 2016, and thus all indemnification asset income/expense ceased at that time.

Other gains and losses for the 2017 periods presented represent the net effects of miscellaneous gains and losses that are non-routine in nature. In the third quarter of 2016, the Company recorded a net gain of $1.4 million as a result of a branch exchange transaction.

Noninterest Expenses

Noninterest expenses amounted to $43.6 million in the fourth quarter of 2017 compared to $28.2 million recorded in the fourth quarter of 2016. Noninterest expenses for the year ended December 31, 2017 amounted to $145.2 million compared to $106.8 million in 2016.

The increase in noninterest expenses in 2017 related primarily to the Company’s acquisition of Carolina Bank and Asheville Savings Bank. The Company expects to complete the data conversion of the Asheville Savings Bank customer accounts in March 2018 and to also consolidate three overlapping branches in the Asheville market at that time.

Also impacting expenses were other growth initiatives, including continued growth of the Company’s SBA consulting firm and SBA lending division, as well as the acquisition of an insurance agency during the third quarter of 2017. Salary expense for the fourth quarter of 2017 was also impacted by approximately $1.1 million related to one-time bonuses granted to a majority of the Company’s employees.

Merger and acquisition expenses amounted to $3.2 million and $0.1 million for the three months ended December 31, 2017 and 2016, respectively. For the year ended December 31, 2017 and 2016, merger and acquisition expenses amounted to $8.1 million and $1.4 million, respectively. Merger and acquisition expenses represent transaction related costs associated primarily with the acquisitions of Carolina Bank and Asheville Savings Bank.

Income Taxes

The Company’s effective tax rate for the fourth quarter of 2017 was 29.5% compared to 33.3% in the third quarter of 2017. The lower effective tax rate was due to the 2017 Tax Cuts and Jobs Act, which was signed into law in December 2017. The impact to the Company of revaluing its net deferred tax liability was to reduce income tax expense by approximately $1.3 million in the fourth quarter of 2017. The Company expects to be favorably impacted in 2018 by the reduction in the federal tax rate, with a projected effective tax rate of approximately 21%.

Balance Sheet and Capital

Total assets at December 31, 2017 amounted to $5.5 billion, a 53.5% increase from a year earlier. Total loans at December 31, 2017 amounted to $4.0 billion, a 49.1% increase from a year earlier, and total deposits amounted to $4.4 billion at December 31, 2017, a 49.5% increase from a year earlier.

In addition to the growth realized from the acquisitions of Carolina Bank in March 2017 and Asheville Savings Bank in October 2017, the Company experienced strong organic loan and deposit growth during 2017. For 2017, organic loan growth (i.e. excluding loan balances assumed from Carolina Bank and Asheville Savings Bank) amounted to $228.0 million, or 8.4%. For 2017, organic deposit growth amounted to $195.1 million, or

6.6%. The strong growth was a result of ongoing internal initiatives to enhance loan and deposit growth, including the Company’s recent expansion into higher growth markets. The loan growth noted above has been driven by the recently-entered North Carolina markets of Charlotte, Raleigh, and the Triad.

The Company remains well-capitalized by all regulatory standards, with an estimated Total Risk-Based Capital Ratio at December 31, 2017 of 12.50%, a decline from 13.36% at December 31, 2016, but still in excess of the 10.00% minimum to be considered well-capitalized. The Company’s tangible common equity to tangible assets ratio was 8.23% at December 31, 2017, an increase of seven basis points from a year earlier.

Comments of the CEO and Other Business Matters

Richard H. Moore, CEO of First Bancorp, commented on today’s report, “We are pleased to report a year of significant growth, outstanding earnings and the accomplishment of several significant strategic initiatives. In 2018, we will remain focused on providing the best possible community banking experience to our customers.” Mr. Moore added, “In that regard, we continue to carefully plan for the upcoming data conversion of the Asheville Savings Bank customer accounts to the First Bank system and the smooth transition of those offices to the First Bank name, both of which are scheduled for the weekend of March 16, 2018.”

The following is a list of business development and other miscellaneous matters affecting the Company during the fourth quarter of 2017 not previously discussed:

•	On December 15, 2017, the Company announced a quarterly cash dividend of $0.08 cents per share payable on January 25, 2018 to shareholders of record on December 31, 2017. This is the same dividend rate as the Company declared in the fourth quarter of 2016.

* * *

First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of approximately $5.5 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 104 branches in North Carolina and South Carolina. First Bank also operates six mortgage loan production offices in the central region of North Carolina. First Bank provides SBA loans to customers through its nationwide network of lenders – for more information on First Bank’s SBA lending capabilities, please visit www.firstbanksba.com. First Bancorp’s common stock is traded on The NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.LocalFirstBank.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K available at www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements. The Company is also not responsible for changes made to the press release by wire services, internet services or other media.

First Bancorp and Subsidiaries Financial Summary – Page 1

	Three Months Ended December 31,		Percent
($ in thousands except per share data – unaudited)	2017	2016	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$48,830	31,021
Interest on investment securities	2,888	1,998
Other interest income	1,358	271
Total interest income	53,076	33,290	59.4%
Interest expense
Interest on deposits	2,500	1,310
Interest on borrowings	1,716	687
Total interest expense	4,216	1,997	111.1%
Net interest income	48,860	31,293	56.1%
Provision for loan losses	—	—	n/m
Net interest income after provision for loan losses	48,860	31,293	56.1%
Noninterest income
Service charges on deposit accounts	3,337	2,611
Other service charges, commissions, and fees	4,415	3,044
Fees from presold mortgage loans	1,574	542
Commissions from sales of insurance and financial products	1,996	946
SBA consulting fees	850	1,301
SBA loan sale gains	2,238	739
Bank-owned life insurance income	654	526
Foreclosed property gains (losses), net	(92)	(436)
Securities gains (losses), net	—	—
Other gains (losses), net	(110)	200
Total noninterest income	14,862	9,473	56.9%
Noninterest expenses
Salaries expense	19,987	13,787
Employee benefit expense	3,680	2,920
Occupancy and equipment related expense	3,883	2,962
Merger and acquisition expenses	3,249	145
Intangibles amortization expense	1,731	377
Other operating expenses	11,087	7,992
Total noninterest expenses	43,617	28,183	54.8%
Income before income taxes	20,105	12,583	59.8%
Income tax expense	5,928	4,228	40.2%
Net income	14,177	8,355	69.7%
Preferred stock dividends	—	—

Net income available to common shareholders	$14,177	8,355	69.7%

Earnings per common share – basic	$0.48	0.41	17.1%
Earnings per common share – diluted	0.48	0.40	20.0%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$48,860	31,293
Tax-equivalent adjustment (1)	610	544
Net interest income, tax-equivalent	$49,470	31,837	55.4%

(1)	This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 37% tax rate and is reduced by the related nondeductible portion of interest expense.

n/m – not meaningful

First Bancorp and Subsidiaries Financial Summary – Page 2

	Twelve Months Ended December 31,		Percent
($ in thousands except per share data – unaudited)	2017	2016	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$163,738	121,322
Interest on investment securities	9,987	8,782
Other interest income	3,657	883
Total interest income	177,382	130,987	35.4%
Interest expense
Interest on deposits	7,544	5,170
Interest on borrowings	5,127	2,437
Total interest expense	12,671	7,607	66.6%
Net interest income	164,711	123,380	33.5%
Provision (reversal) for loan losses	723	(23)	n/m
Net interest income after provision for loan losses	163,988	123,403	32.9%
Noninterest income
Service charges on deposit accounts	11,862	10,571
Other service charges, commissions, and fees	14,610	11,913
Fees from presold mortgage loans	5,695	2,033
Commissions from sales of insurance and financial products	5,300	3,790
SBA consulting fees	4,024	3,199
SBA loan sale gains	5,479	1,433
Bank-owned life insurance income	2,321	2,052
Foreclosed property gains (losses), net	(531)	(625)
FDIC indemnification asset expense, net	—	(10,255)
Securities gains (losses), net	(235)	3
Other gains (losses), net	383	1,437
Total noninterest income	48,908	25,551	91.4%
Noninterest expenses
Salaries expense	66,786	51,252
Employee benefit expense	14,389	10,812
Occupancy and equipment related expense	14,141	11,446
Merger and acquisition expenses	8,073	1,431
Intangibles amortization expense	4,240	1,211
Other operating expenses	37,528	30,669
Total noninterest expenses	145,157	106,821	35.9%
Income before income taxes	67,739	42,133	60.8%
Income tax expense	21,767	14,624	48.8%
Net income	45,972	27,509	67.1%
Preferred stock dividends	—	(175)

Net income available to common shareholders	$45,972	27,334	68.2%

Earnings per common share – basic	$1.82	1.37	32.8%
Earnings per common share – diluted	1.82	1.33	36.8%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$164,711	123,380
Tax-equivalent adjustment (1)	2,590	2,054
Net interest income, tax-equivalent	$167,301	125,434	33.4%

(1)	This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 37% tax rate and is reduced by the related nondeductible portion of interest expense.

n/m - not meaningful

First Bancorp and Subsidiaries Financial Summary – Page 3

	Three Months Ended December 31,		Twelve Months Ended December 31,
PERFORMANCE RATIOS (annualized)	2017	2016	2017	2016
Return on average assets (1)	1.01%	0.94%	1.00%	0.80%
Return on average common equity (2)	8.04%	9.17%	8.62%	7.73%
Net interest margin – tax-equivalent (3)	4.01%	3.94%	4.08%	4.03%
Net charge-offs to average loans	0.13%	0.12%	0.04%	0.14%

COMMON SHARE DATA
Cash dividends declared – common	$0.08	0.08	$0.32	0.32
Stated book value – common	23.38	17.66	23.38	17.66
Tangible book value – common	14.69	13.85	14.69	13.85
Common shares outstanding at end of period	29,639,374	20,844,505	29,639,374	20,844,505
Weighted average shares outstanding – basic	29,657,638	20,146,230	25,210,606	19,964,727
Weighted average shares outstanding – diluted	29,749,378	20,852,861	25,291,382	20,732,917

CAPITAL RATIOS
Tangible common equity to tangible assets	8.23%	8.16%	8.23%	8.16%
Common equity tier I capital ratio - estimated	10.72%	10.92%	10.72%	10.92%
Tier I leverage ratio	9.58%	10.17%	9.58%	10.17%
Tier I risk-based capital ratio - estimated	11.94%	12.49%	11.94%	12.49%
Total risk-based capital ratio - estimated	12.50%	13.36%	12.50%	13.36%

AVERAGE BALANCES ($ in thousands)
Total assets	$5,554,545	3,539,363	$4,590,786	3,422,267
Loans	4,048,224	2,683,493	3,420,939	2,603,327
Earning assets	4,899,421	3,214,719	4,101,949	3,108,918
Deposits	4,390,879	2,905,501	3,696,730	2,827,513
Interest-bearing liabilities	3,618,312	2,380,614	3,025,401	2,324,823
Shareholders’ equity	699,558	369,037	533,205	360,715

(1) Calculated by dividing annualized net income available to common shareholders by average assets.

(2) Calculated by dividing annualized net income available to common shareholders by average common equity.

(3) See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

TREND INFORMATION

($ in thousands except per share data)	For the Three Months Ended
INCOME STATEMENT	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016

Net interest income – tax-equivalent (1)	$49,470	42,341	40,609	34,881	31,837
Taxable equivalent adjustment (1)	610	702	693	585	544
Net interest income	48,860	41,639	39,916	34,296	31,293
Provision for loan losses	—	—	—	723	—
Noninterest income	14,862	12,362	11,875	9,809	9,473
Noninterest expense	43,617	34,384	35,084	32,072	28,183
Income before income taxes	20,105	19,617	16,707	11,310	12,583
Income tax expense	5,928	6,531	5,553	3,755	4,228
Net income	14,177	13,086	11,154	7,555	8,355

Earnings per common share – basic	0.48	0.53	0.45	0.34	0.41
Earnings per common share – diluted	0.48	0.53	0.45	0.34	0.40

(1)	See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

First Bancorp and Subsidiaries Financial Summary – Page 4

CONSOLIDATED BALANCE SHEETS ($ in thousands - unaudited)	At Dec. 31, 2017	At Sept. 30, 2017	At Dec. 31, 2016	One Year Change
Assets
Cash and due from banks	$114,301	82,758	71,645	59.5%
Interest bearing deposits with banks	375,189	326,089	234,348	60.1%
Total cash and cash equivalents	489,490	408,847	305,993	60.0%

Investment securities	461,773	322,080	329,042	40.3%
Presold mortgages	12,459	17,426	2,116	488.8%

Total loans	4,042,369	3,429,755	2,710,712	49.1%
Allowance for loan losses	(23,298)	(24,593)	(23,781)	(2.0%)
Net loans	4,019,071	3,405,162	2,686,931	49.6%

Premises and equipment	116,233	95,762	75,351	54.3%
Intangible assets	257,507	160,301	79,475	224.0%
Foreclosed real estate	12,571	9,356	9,532	31.9%
Bank-owned life insurance	99,162	88,081	74,138	33.8%
Other assets	78,771	83,822	52,284	50.7%
Total assets	$5,547,037	4,590,837	3,614,862	53.5%

Liabilities
Deposits:
Non-interest bearing checking accounts	$1,196,161	1,016,947	756,003	58.2%
Interest bearing checking accounts	884,254	683,113	635,431	39.2%
Money market accounts	982,822	793,919	683,680	43.8%
Savings accounts	454,860	396,192	209,074	117.6%
Brokered deposits	239,659	215,615	136,466	75.6%
Internet time deposits	7,995	7,995	—	n/m
Other time deposits > $100,000	347,862	296,006	287,939	20.8%
Other time deposits	293,342	241,454	238,760	22.9%
Total deposits	4,406,955	3,651,241	2,947,353	49.5%

Borrowings	407,543	397,215	271,394	50.2%
Other liabilities	39,560	29,880	28,014	41.2%
Total liabilities	4,854,058	4,078,336	3,246,761	49.5%

Shareholders’ equity
Common stock	432,794	263,493	147,287	193.8%
Retained earnings	264,331	251,790	225,921	17.0%
Stock in rabbi trust assumed in acquisition	(3,581)	(3,571)	—	n/m
Rabbi trust obligation	3,581	3,571	—	n/m
Accumulated other comprehensive loss	(4,146)	(2,782)	(5,107)	18.8%
Total shareholders’ equity	692,979	512,501	368,101	88.3%
Total liabilities and shareholders’ equity	$5,547,037	4,590,837	3,614,862	53.5%

n/m = not meaningful

First Bancorp and Subsidiaries Financial Summary - Page 5

	For the Three Months Ended
YIELD INFORMATION	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016

Yield on loans	4.79%	4.84%	4.78%	4.71%	4.60%
Yield on securities – tax-equivalent (1)	3.35%	3.73%	3.55%	3.41%	3.09%
Yield on other earning assets	1.23%	1.38%	0.96%	0.86%	0.53%
Yield on all interest earning assets	4.35%	4.49%	4.38%	4.32%	4.19%

Rate on interest bearing deposits	0.31%	0.29%	0.26%	0.24%	0.24%
Rate on other interest bearing liabilities	1.62%	1.75%	1.54%	1.28%	1.15%
Rate on all interest bearing liabilities	0.46%	0.45%	0.40%	0.34%	0.33%
Total cost of funds	0.35%	0.34%	0.30%	0.26%	0.25%

Net interest margin – tax-equivalent (2)	4.01%	4.16%	4.08%	4.07%	3.94%
Average prime rate	4.30%	4.25%	4.04%	3.79%	3.55%

(1)	See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(2)	Calculated by dividing annualized tax-equivalent net interest income by average earning assets for the period. See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

	For the Three Months Ended
NET INTEREST INCOME PURCHASE ACCOUNTING ADJUSTMENTS ($ in thousands)	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016

Interest income – increased by accretion of loan discount	$2,003	1,745	1,968	1,360	898
Interest expense – reduced by premium amortization of deposits	140	85	103	57	38
Interest expense – increased by discount accretion of borrowings	(46)	(43)	(29)	(9)	—
Impact on net interest income	$2,097	1,787	2,042	1,408	936

First Bancorp and Subsidiaries Financial Summary – Page 6

ASSET QUALITY DATA ($ in thousands)	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016

Nonperforming assets
Nonaccrual loans	$20,968	23,350	22,795	25,684	27,468
Troubled debt restructurings - accruing	19,834	20,330	21,019	21,559	22,138
Accruing loans > 90 days past due	—	—	—	—	—
Total nonperforming loans	40,802	43,680	43,814	47,243	49,606
Foreclosed real estate	12,571	9,356	11,196	12,789	9,532
Total nonperforming assets	$53,373	53,036	55,010	60,032	59,138
Purchased credit impaired loans not included above (1)	$23,165	15,034	16,846	19,167	—
Asset Quality Ratios
Net quarterly charge-offs to average loans - annualized	0.13%	-0.07%	-0.06%	0.13%	0.12%
Nonperforming loans to total loans	1.01%	1.27%	1.30%	1.44%	1.83%
Nonperforming assets to total assets	0.96%	1.16%	1.21%	1.35%	1.64%
Allowance for loan losses to total loans	0.58%	0.72%	0.71%	0.72%	0.88%

(1)	In the March 3, 2017 acquisition of Carolina Bank Holdings, Inc. and the October 1, 2017 acquisition of ASB Bancorp, Inc., the Company acquired $19.3 million and $9.9 million, respectively, in purchased credit impaired loans in accordance with ASC 310-30 accounting guidance. These loans are excluded from the nonperforming loan amounts.

First Bancorp and Subsidiaries Financial Summary - Page 7

	For the Three Months Ended
NET INTEREST MARGIN, EXCLUDING LOAN DISCOUNT ACCRETION – RECONCILIATION ($ in thousands)	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016

Net interest income, as reported	$48,860	41,639	39,916	34,296	31,293
Tax-equivalent adjustment	610	702	693	585	544
Net interest income, tax-equivalent (A)	$49,470	42,341	40,609	34,881	31,837

Average earning assets (B)	$4,899,421	4,040,257	3,989,593	3,478,525	3,214,719
Tax-equivalent net interest margin, annualized – as reported – (A)/(B)	4.01%	4.16%	4.08%	4.07%	3.94%

Net interest income, tax-equivalent	$49,470	42,341	40,609	34,881	31,837
Loan discount accretion	2,003	1,745	1,968	1,360	898
Net interest income, tax-equivalent, excluding loan discount accretion (A)	$47,467	40,596	38,641	33,521	30,939

Average earnings assets (B)	$4,899,421	4,040,257	3,989,593	3,478,525	3,214,719
Tax-equivalent net interest margin, excluding impact of loan discount accretion, annualized – (A) / (B)	3.84%	3.99%	3.88%	3.91%	3.83%

Note: The measure “tax-equivalent net interest margin, excluding impact of loan discount accretion” is a non-GAAP performance measure. Management of the Company believes that it is useful to calculate and present the Company’s net interest margin without the impact of loan discount accretion for the reasons explained in the remainder of this paragraph. Loan discount accretion is a non-cash interest income adjustment related to the Company’s acquisition of loans and represents the portion of the fair value discount that was initially recorded on the acquired loans that is being recognized into income over the lives of the loans. At December 31, 2017, the Company had a remaining loan discount balance of $26.9 million compared to $12.7 million at December 31, 2016. For the related loans that perform and pay-down over time, the loan discount will also be reduced, with a corresponding increase to interest income. Therefore management of the Company believes it is useful to also present this ratio to reflect the Company’s net interest margin excluding this non-cash, temporary loan discount accretion adjustment to aid investors in comparing financial results between periods. The Company cautions that non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.